United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 19, 2003
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	0-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Item 7: Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release issued by Applied Signal Technology, Inc. on August 19, 2003
99.2	Transcript of conference call held on August 19, 2003

Item 12: Disclosure of Results of Operations and Financial Condition

The information being furnished in this Item 12 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

On August 19, 2003, Applied Signal Technology, Inc. issued a press release regarding its financial results for the third quarter of fiscal year 2003 ended August 1, 2003. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein. On August 19, 2003, Applied Signal Technology, Inc. hosted a conference call with investors and others to discuss the financial results for the third quarter of fiscal year 2003. A copy of the transcript of the registrant's conference call on August 19, 2003 is attached as Exhibit 99.2 and incorporated by reference herein.

Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereinto duly authorized.

Applied Signal Technology, Inc. (Registrant)
Date: August 19, 2003	/s/ Gary L. Yancey Gary L. Yancey, President, Chief Executive Officer, and Chairman of the Board

Exhibit Index

Exhibit Number
99.1	Press Release issued by Applied Signal Technology, Inc. on August 19, 2003
99.2	Transcript of conference call held on August 19, 2003

Exhibit 99.1
Press Release issued by Applied Signal Technology, Inc. on August 19, 2003

Press Release

For Immediate Release
Contact:
James Doyle
Chief Financial Officer
or
Alice Delgado
Investor Relations
(408) 749-1888

Applied Signal Technology, Inc.
Announces Third Quarter Operating Results

Sunnyvale, CA. Thursday, August 19, 2003 – Applied Signal Technology, Inc. (NASDAQ - APSG) announced its operating results for the third quarter of fiscal year 2003 ended August 1, 2003.

Revenues for the third quarter of fiscal year 2003 were $26,002,000, representing a 43% increase compared with revenues of $18,207,000 recorded during the third quarter of fiscal year 2002. Revenues for the first nine months of fiscal year 2003 were $66,261,000, up 25% from revenues of $53,022,000 recorded during the first nine months of fiscal year 2002. The increase in revenues recorded during the third quarter and the first nine months of fiscal year 2003, when compared to the same periods of fiscal year 2002, is primarily due to an increase in engineering development efforts designed to provide a variety of signal intelligence solutions to the United States Government.

Net income for the third quarter of fiscal year 2003 was $1,730,000 or $0.16 per diluted share compared to net income for the third quarter of fiscal year 2002 of $110,000 or $0.01 per diluted share. Net income for the first nine months of fiscal year 2003 was $5,742,000 or $0.54 per diluted share, an increase of 85% when compared to net income of $3,102,000 or $0.31 per diluted share for the first nine months of fiscal year 2002. The increase in net income for the third quarter and the first nine months of fiscal year 2003, when compared to the same periods of fiscal year 2002, is primarily due to the growth in revenues allowing the Company to grow into its existing cost structure.

New orders received during the third quarter of fiscal year 2003 were $41,031,000, up 68% compared to orders received during the third quarter of fiscal year 2002 of $24,419,000. Order levels for the first nine months of fiscal year 2003 were $72,554,000, up 32% when compared to the $54,800,000 reported for the same period of fiscal year 2002. The increase in new orders during the third quarter and the first nine months of fiscal year 2003, when compared to the same periods of fiscal year 2002, is due to increased spending by the U.S. Government on signal intelligence solutions.

Regarding the third quarter operating results, Mr. Gary Yancey, President and Chief Executive Officer of the Company, commented, “The increased order activity and revenues are most certainly a result of the United States Government’s emphasis on counter-terrorism. Government officials have recognized the Company as a major resource in this campaign.”

“Signal intelligence (SIGINT) gathering is a key factor for an effective campaign against terrorism and we are a pre-eminent supplier of SIGINT solutions. We believe SIGINT will continue to be a top priority requirement for years to come as the United States Government eliminates current terrorism cells and strives to detect the creation of new ones.”

Mr. Yancey went on to say; “We believe the tragic events that continue to occur around the world have re-focused the United States Government to the critical need for timely, and accurate, worldwide intelligence. SIGINT is the primary element used in this intelligence gathering. We believe the state of world affairs creates a marketplace we can serve for the foreseeable future and as a result, believe our growth can be sustained for some time to come.”

The Company will host a conference call on August 19, 2003 to discuss third quarter results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on August 19, 2003 at 11:00 a.m. EST/8:00 a.m. PST. There is no pass code required. This call may be listened to simultaneously over the Internet through PrecisionIR’s Investor Distribution Network, located at www.vcall.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. designs, develops, manufactures and markets advanced digital signal processing equipment to collect and process a wide range of telecommunications signals for signal reconnaissance applications. For additional Company-related information, visit the Company’s website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties. Statements as to beliefs concerning potential contract options, the Company’s ability to successfully complete the initial contract to position it to win future phases, whether or not the U.S. Government decides to procure subsequent phases, potential synergistic effects from working with other companies, and beliefs concerning contractual opportunities for further orders are forward-looking statements. These risks and uncertainties include whether these potential orders will be issued by the U. S. Government; whether the Company will be successful in obtaining contracts for these orders if they are forthcoming and when such orders may be forthcoming and awarded; whether the Company can successfully complete the initial contract and any options, if awarded; and other risks detailed from time to time in the Company’s SEC reports including its latest Form 10-K filed for the fiscal year ended October 31, 2002.

APPLIED SIGNAL TECHNOLOGY, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE PERIODS ENDING AUGUST 1, 2003 AND AUGUST 2, 2002 (Unaudited) (in thousands except per share data)
	Three Months Ended		Nine Months Ended
	August 1, 2003 -----------	August 2, 2002 -----------	August 1, 2003 -----------	August 2, 2002 -----------
Revenues from contracts	$ 26,002	$ 18,207	$ 66,261	$ 53,022
Operating expenses:
Contract costs	17,538	11,769	42,950	33,190
Research and development	2,281	2,247	5,882	6,701
General and administrative	4,268 --------	3,857 --------	10,994 --------	10,730 --------
Total operating expenses	24,087 --------	17,873 --------	59,826 --------	50,621 --------
Operating income	1,915	334	6,435	2,401
Interest income/(expense), net	120 --------	(121) --------	320 --------	(52) --------
Income before provision for income taxes	2,035	213	6,755	2,349
Provision (benefit) for taxes	305 --------	103 --------	1,013 --------	(753) --------
Net income	$ 1,730 ========	$ 110 ========	$ 5,742 ========	$ 3,102 ========
Net income per share - basic	$ 0.16	$ 0.01	$ 0.55	$ 0.32
Average shares - basic	10,579	9,975	10,367	9,834
Net income per share - diluted	$ 0.16	$ 0.01	$ 0.54	$ 0.31
Average shares - diluted	11,049	10,183	10,703	10,009

APPLIED SIGNAL TECHNOLOGY, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	August 1, 2003 (unaudited) -----------	October 31, 2002 -----------
ASSETS
Current assets:
Cash and cash equivalents	$5,414	$12,217
Short term investments	29,055	12,710
Accounts receivable	26,087	24,627
Inventory	6,735	7,259
Prepaids and other current assets	3,450 --------	2,083 --------
Total current assets	70,741	58,896
Property and equipment, at cost	58,730	57,446
Accumulated depreciation and amortization	(46,094) --------	(42,932) --------
Net property and equipment	12,636	14,514
Other assets	507 --------	414 --------
Total assets	$83,884 ========	$73,824 ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued payroll and benefits	$8,027	$6,701
Other accrued liabilities	2,854 --------	2,004 --------
Total current liabilities	10,881	8,705
Other liabilities	220	146
Shareholders' equity	72,783 --------	64,973 --------
Total liabilities and shareholders' equity	$83,884 ========	$73,824 ========

Exhibit 99.2
Transcript of conference call held on August 19, 2003

Applied Signal Technology (APSG)
Q3 2003 Financial Release Conference Call
 Tuesday, August 19, 2003, 8:00 am

MANAGEMENT DISCUSSION SECTION

Operator: Good morning ladies and gentlemen and welcome to the Applied Signal Technology’s Third Quarter 2003 Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host Mr. Gary Yancey, President and Chief Executive Officer of Applied Signal Technology. Thank you, Mr. Yancey. You may begin.

Gary Yancey: Thank you Diego. And I also would like to express my welcome to everybody into the conference. I have Jim Doyle in conference with me and he will present some of the highlights of the financial results for our third quarter. And then, I will just give a little bit of my perspective on the quarter and upcoming quarters. And then, we will open up to questions. So, with that, I will turn it over to Jim.

Jim Doyle: Thanks, Gary. Good morning, everyone, and welcome to our third quarter conference call. I will provide a brief overview of the financial results and then review the income statement and conclude with a brief review of the balance sheet.

Safe Harbor Statement.

I will begin with financial overview. We are very pleased with our third quarter results, and our performance through the first 9 months of fiscal year 2003. Revenues for the third quarter grew 43 percent when compared to revenues generated during the third quarter of fiscal 2002. Revenues for the first 9 months of fiscal 2003 were up 25 percent when compared to the first 9 months of fiscal year 2002. It was primarily this increase in revenues—allowing us to grow into our existing cost structure—which caused a significant growth in our operating income.

Operating income increased significantly from $334,000 in the third quarter of fiscal 2002 to over $1.9 million in the third quarter of fiscal 2003. The operating income recognized for the first nine months of fiscal 2003 also increased significantly, from $2.4 million in fiscal 2002 to over $6.4 million in fiscal 2003. New orders for the third quarter of fiscal 2003 were up 68 percent when compared to the third quarter of fiscal 2002. New orders for the first nine months of fiscal 2003 were up 32 percent when compared to the same period of fiscal 2002. We believe that this increase in orders is due to increased spending by the U.S. Government on signal intelligence solutions. The Company is also pursuing many opportunities in the fourth quarter that should result in new orders. We continue to believe that there is a renewed interest in signal intelligence spending by the U.S. Government—to respond to the threat of increase terrorist activities and the war against terrorism—and we believe that our company is well positioned to benefit from this spending.

I would now like to turn your attention to the income statement. Revenue increased for both the third quarter and the first nine months of fiscal 2003 was due to increased revenues generated by our engineering development programs. The revenues generated by these programs were for a variety of signal intelligence solutions. Contract costs as a percentage of revenues for the third quarter and first nine months of fiscal 2003 were 67.5 percent and 64.8 percent respectively. This compares to contract cost for the third quarter and the first nine months of fiscal 2002 of 64.6 percent and 62.6 percent respectively. Our contract costs have increased primarily due to the consistent growth in our direct labor. The direct labor growth is a result of increased activity in our engineering development contracts, which are typically more labor intensive than our standard product contracts. R&D as a percentage of revenues for the third quarter and the first nine months of the fiscal 2003 was 8.8 percent and 8.9 percent respectively. This spending is consistent with our planned R&D spending for the first nine months of the fiscal year. G&A expenses as a percentage of revenues for the third quarter and the first nine months were 16.4 percent and 16.6 percent respectively. G&A expenses as a percentage of revenues is lower this fiscal year compared to last because of management’s decision to hold our cost structure in place in anticipation of future revenue growth.

The resulting increased revenues and the controlled spending activity combined to produce a very nice improvement in operating income for the third quarter and year-to-date. The increase in interest income for the third quarter and the first nine months of fiscal 2003 is due in part to higher cash and short term investment balances when compared to a same period in fiscal 2002 and in part to interest paid in an earlier period related to federal and state tax liabilities. The tax provision for fiscal 2003 is estimated at 15 percent. Net income as a percentage of revenues for the third quarter and the first nine months of fiscal 2003 was approximately 6.7 percent and 8.7 percent respectively.

Then finally, I would like to conclude with a brief review of the balance sheet. As you can see, it continues to improve and remains very strong. Cash and short-term investments continued to improve during the third quarter and have increased approximately $9.5 million year-to-date, for a total combined balance of approximately $34.5 million. This includes dividends paid during the third quarter of approximately $646,000. Accounts receivable totals $26.1 million; included in AR are billed receivables of about $15.2 million and unbilled receivables of about $10.9 million. Inventories down in the third quarter when compared to the end of fiscal 2002 mainly because we inventory our indirect rate variance. The inventory favorable variance at August 1, 2003 was about $1.2 million. Adjusting for this favorable variance, inventory has grown slightly during the year and this growth is in anticipation of future product orders. As far as liabilities, there continues to be no debt, which provides the company significant liquidity and financial flexibility. That’s my overview of the financials, I would like to turn it back to Gary before we open it up to questions, so go ahead, Gary.

Gary Yancey: Thanks, Jim. Just a couple of comments, one about the develop – a lot of the growth and revenue being from development jobs, which as Jim pointed out, is the case, as we’ve seen over here in the past. Typically, these developments will then lead to subsequent years of product sales that come from the new engineering developments. So, one could anticipate in the future, additional product sales coming as a result of these developments.

Another point I would like to make, I actually made the point in the press release that we’re absolutely seeing a renewed interest and emphasis on intelligence gathering and it’s becoming even more obvious that this emphasis is across all forms of intelligence gathering. I am actually back in Washington DC, I just came from a meeting with the Deputy Director of Intelligence community management staff and this is a presidential-appointed organization that oversees all governmental organizations that produce intelligence – so that’s all military organizations, that’s the entire intelligence community, including the Department of Transportation, Department of Energy, CIA and it’s a some 13 organizations that they have oversight.

A couple of points that were made just drove home the fact that the government has a very strong emphasis on intelligence gathering – and even though we make the claim that we are a SIGINT, or a signal intelligence solution provider, we’re actually more focused these days into communications intelligence, or COMINTs. One of the things I learned in this meeting is there’s going to be more investment in the U.S. – from the U.S. Government in other forms of SIGINT, which we also have expertise, which would then provide diversified growth opportunities for us.

The other thing that was brought up in the meeting that I found very interesting is, Congress is recommending—this has not been approved yet—but Congress is strongly recommending a $40 billion increase in intelligence and spending on intelligence over the next five years. Now, currently the intelligence budget this year — this is the first year that it wasn't classified and was announced—the current budget is on the order of $38 billion. So, if you assume $5 billion per year increase—$8 billion, excuse me—per year increase over the 5 years, we are looking at almost 20 percent increase in intelligence spending. Again, I want to emphasize this is a recommendation right now by Congress that hasn’t gone through. But, if Congress is recommending it, then I think that’s a very strong proxy for even more growth opportunity in SIGINT solutions and intelligence gathering. So I think everything is looking quite positive for the foreseeable future right now for companies such as ours that can provide the solutions and be the resources required for intelligence gathering. So with that, then I would like to open it up to questions.

QUESTION AND ANSWER SECTION

Operator: Ladies and gentlemen, at this time we will be conducting a question and answer session.

Instructions.

Our first question comes from Kevin Dede with Merriman and Company. Please state your question.

<Q>: Hi this is Kevin Dede with Merriman and Company. Gary and Jim, congrats on a great quarter, a really nice job. I am very impressed with book-to-bill, I was wondering if you might just talk a little about that Gary, the 41 million in orders. I was wondering when you might be able to recognize them, what the total backlog might be, and what sort of products is included in that number?

<A>: We are seeing in that 41 million of orders—and Jim you can correct me—I think almost 10 million of that, 8 to 10 million, was product orders.

<A>: Ah, that's right Gary, it’s in that range of about—actually a little more than that—around 10 million in orders.

<A>: Yeah, that’s what I was thinking, 10 actually. And that will increase the book-to-bill because we hope that—and as Jim pointed out earlier, we do inventory in anticipation of these product orders. So we can actually deliver to those orders in a much more timely fashion. The development orders that come in, a good rule of thumb—and there is going to be some exceptions with a couple of orders in the fourth quarter, which we will then steer the investment community to—but typical development orders, you can assume about a 14-month execution period. It’s not—the revenue isn’t generated exactly linearly over that 14 months. But you can see, for the other 30 million roughly of those orders, you could assume maybe one-fourth would generate revenue in the fourth quarter.

<A>: Kevin, let me add to that. Another question you asked was, what’s the backlog? The backlog at the end of the third quarter is approximately 48.6 million, that’s up from 33.2 million at the end of second quarter of this year and it’s also up from fourth quarter of '02 – fourth quarter of '02 was about 42.3 million. So backlog is improving nicely and we have a lot of order opportunities here in the fourth quarter. We would anticipate that backlog would grow also the fourth quarter.

<Q>: Hey, would you mind just talking a little bit about some of the projects that you think, the specific projects or legacy projects that are driving the growth, and some of the new projects that you think you can talk about that are leading to this nice increase?

<A>: Well, let’s see, if I talk about the project, I got to find out where you are, so I can shoot you. Actually, I can talk in very general terms, is all I can do on that Kevin. We have a set of programs that we refer to as clandestine intelligence programs. And that happens to be an area that’s been very productive in the current counter-terrorism campaign. Therefore it’s getting much more emphasis, getting additional budgets, and just much more emphasis in that area. The other general category, and it is more associated with military intelligence gathering, which is, we like to refer to it as maybe more of a LANs wireless-type communications, you know, the wireless, cellular, pager, Inmarsat, you know, personal communications type systems.

So those are the two fundamental areas that are really driving the growth and we actually believe—and it is not quite yet come to fruition—but we actually believe that we will be getting a higher percentage growth in the military wireless area over the next years to come than in the traditional areas that are more focused right now on these clandestine systems. And the reason for that, of course, is with the counter-terrorism campaign, you have concerns worldwide, as we obviously see daily in the press. In the military—first of all the military is the most efficient unit or organization to be able to gather the intelligence. That intelligence is used in a very timely and essentially real-time fashion for trying to, you know, capture or render the individuals, as the military says, we rendered the individuals to room temperature. And so there’s just a need—a large need in terms of volume as well as capabilities with the military, so we probably will see a higher percentage growth in the military market.

<Q>: If it makes you feel any better, Gary, I am still up in San Francisco. So…

<A>: Oh, okay, good—then I can shoot that far.

<Q>: Thanks very much for your help and congrats again on a great quarter.

<A>: Thanks, Kevin.

Operator: Our next question comes from Trey Snow with BB&T Capital Market. Please state your question.

<Q>: Good morning, gentlemen.

<A>: Hi, Trey

<Q>: I would also add my congratulations to a pretty fantastic quarter.

<A>: Thank you.

<Q>: A couple of housekeeping questions and then one—another question that might get me shot. In term of revenue, there was a bit of a surprise on the positive side versus our model this quarter. Are you comfortable with at least that level for the fourth quarter or do you see anything that might drop it off?

<A>: The $26 million in revenue for the fourth quarter?

<Q>: Yes, sir.

<A>: Yes, we are comfortable with that estimate.

<Q>: Okay. And what would the split—either cost-plus or fixed or R&D product—this quarter?

<A>: Well, we are going to give it you year-to-date, Trey.

<Q>: Okay.

<A>: Through the third quarter, 26 percent of our revenue was generated by fixed-price type of contracts and then 74 percent was generated by cost-type contracts.

<Q>: And it would be appropriate to also use product and development?

<A>: Okay. There is a little bit different split when you do it like that.

<Q>: Okay.

<A>: The revenue on the product side through third quarter was approximately 20 percent and then the revenue generated by engineering programs was approximately 80 percent. There is a fixed price—some fixed price towards that engineering but….

<Q>: Sure.

<A>: That’s year-to-date. There was a fixed price development program in engineering performed over the last year, and it performed very successfully. The program is essentially completed, so that’s why there is a little bit of a difference in the mix.

<Q>: Okay.

<A>: As I mentioned Trey, on the order side, we did see a bit of a shift and I think a little more towards product orders that came in, in the third quarter. So, it has a straight…

<A>: Gary is right, let me elaborate little bit on that, Trey. Product orders through the third quarter were approximately 27 percent of our orders, and then engineering orders were approximately 73 percent.

<A>: So it was a shift, the orders did shift in favor of our product orders in the third quarter.

<Q>: I got you. Okay. And the gross margin took a downtick, I guess, relative to the first half of the year. Are there any charges in there or is that just a function of the mix of business?

<A>: There is a couple of things in there. There is—the primary driver was more direct labor involved because of a heavy engineering component. The other thing to bear in mind, in the second quarter of fiscal '03, we had some very good program performance on our job, so that helped contract costs or it improved the gross margins, I really want to say. And then the other thing, we scrapped approximately $600,000 worth of inventory. We weren’t sure about that inventory last fiscal year, some of it did move but we saw that some of the older inventory did move. But then we saw this year, we said, “Well, we don’t see any requirements for some of these items.” So there was about a $600,000 charge to scrap off—to scrap some of that inventory.

<Q>: And that was in Q3?

<A>: That was in Q3.

<Q>: Okay.

<Q>: And the share count is up a bit, is that because of the S-8 reflection or is that something else?

<A>: Well, no, not really because of the S-8 reflection, it’s more, a couple of things. One is our employee stock purchase plan, that generated over this last year, approximately 500,000 shares were issued that were very favorable—a very favorable plan for many of our employees that were in it. That will change going forward because the stock price is up, but it is about 500,000 shares generated there. Then the other was about 150,000 shares of incentive stock options were exercised so far this year. Again, because the stock price is up, so employees went ahead and exercised those options.

<Q>: Okay. And one last question. Can you update us on some of the larger programs that you guys are chasing like ACS Guardrail, have there been any orders there, and maybe the Profit Program?

<A>: Well, let’s see—the ACS will not be—it’s scheduled by the Army Foreign Award in the first quarter of '04 and we are very skeptical of that award and so that is still not there. We are actually being written in on both teams as we understand it. We really are trying to get to the bottom of that—as a provider of the COMINT payloads. And so it may be that rather than us being a team member of one of the two teams, as we had been attempting to do, which would maybe have a larger portion of something that only had a 50 percent chance of being won, it might be that we will have a smaller portion, yet notable—a notable portion—that we have a high probability, essentially 100 percent, of getting. So, we are—that’s actually in limbo right now. The Profit Program—we’re doing the flight test at Fort Wachuka as we speak on a Hunter UAV. The results of those tests will then be used as what the other company that was under contract to do that, which was Sanders of BAE, and then those results will be used to generate the requirements for a request or a proposal that’s due to come out in November and we will be competing on that. We have a major airborne SIGINT program that is sole source that we have been talking about; that we actually were under development on now but the actual outfitting of the aircraft—close to $20 million—order we expect in the fourth quarter. And then we have the upgrade to the largest program we’ve had. It will actually be the largest program again when the upgrade order is signed. That’s just clandestine signaling system and that also is anticipated in the upcoming quarter. So we still see those two in the upcoming quarter and we have—we continue to pursue some of those other programs that you mentioned.

<Q>: Okay, so I need to know, no significant activity on Guardrail?

<A>: Guardrail actually we are under contract right now to upgrade two aircraft and that contract was definitized for the first phase. But it’s coming in increments, so it’s always like about $3 million or so and actually it’s going to need to be upgraded in fiscal '04. This is a funding issue, is all. For the government, it had to be augmented in fiscal '04 to about the same $3 million to get the first two aircrafts outfitted. And then, what we don’t know, there are 28 aircrafts, and what is unclear—you see, it’s unclear to the army as well—is how many of those aircraft they will upgrade for SIGINT against modern telecommunication signal.

<Q>: Great. I appreciate the visibility and again very nice quarter.

<A>: Thank you, Trey

Operator: Our next question comes from Del Warmington with Delaware Capital Management. Please state your question.

<Q>: Yes. A quick question. How do you folks handle deferred revenue?

<A>: I am sorry, Del.

<Q>: How do you handle deferred revenue?

<A>: We have not had much in the way of deferred revenue. There was one small project that we had when we had that eNetSecure, which is a subsidiary, but other than that we don’t have any deferred revenue. We don’t anticipate any going forward.

<Q>: And in terms of margins, how does the margin for this quarter look against a long-term business model?

<A>: Which margin?

<Q>: I mean, all three: net, operating, and then, GM.

<A>: Our gross margins, at least for the foreseeable future this year and '04, we are looking at gross margins in around the 36 percent range. Operating margins in about the 9.5 to 10 percent range and then net income—that net income gets a little bit confusing because of the tax rate, we currently have a 15 percent tax rate, we anticipate that it will grow to about a 25 percent tax rate and then we turn it into a full tax rate of 35 to 38 percent in fiscal '05. So I would say the easier way to answer the net income, I think.

<Q>: Okay. And one last question. What’s your break-even revenue number?

<A>: I don’t mean to be smart aleck here, but it’s almost what you want it to be. A part of that is what billing rates will allow to bill our government customers and we will establish those billing rates at the beginning of the year and that tends to drive what revenue might be and then what break even would be. So I am not sure I can answer the question.

<Q>: Okay. Thank you again.

<A>: Okay.

Operator: Our next question comes from Bill Davis with Thompson Davis & Co. Please state your question.

<Q>: Hi guys, great quarter. Couple of questions. How many more individuals, engineers, do you guys expect to hire. I mean that’s kind of an open-ended question. What do you see short-term?

<A>: We have 40 job requisitions all for technical staffs open right now. We have hired, I believe, about 40. Isn’t that right, Jim?

<A>: Yeah.

<A>: To date in fiscal '03 and if we could get all 40 of these requisitions filled tomorrow, we would have 40 more in '03. We are actually experiencing an okay time in the current job market. In other words, things are not too bad. The reason I am saying it a little qualified is that we are looking still for experienced SIGINT people with clearances and that is one industry even in Silicon Valley that is healthy right now. So it’s not as slam-dunk but we don’t have the dot-com bubble out there sucking every breathing body away. So it is a bit easier.

<Q>: Okay. And my second question is you—earlier in the call, you kind of mentioned some other opportunities to diversify your product line. Can you elaborate a little bit on that?

<A>: Well, what I was really referring to there Bill, is you know, even though it is—I said, even though we say we are a SIGINT signal intelligent solution provider, it is even little more specific than that. It is really communications intelligence, that’s where the emphasis has been over the last number of years and where we have seen the growth opportunities. There’s other forms signal intelligence. To be specific, there is foreign instrumentation system intelligence and what that really means is the telemetry from surface-to-air missiles or air-to-air missiles, tracking that telemetry, understanding what the track is—that’s called SIGINT. There’s also electronic intelligence, which is really monitoring radar as they are being used and a lot of times they’re being used with weapons systems and what actually you just heard today, as I was saying is that the government is starting to put more emphasis on these other forms of SIGINT because with all the new threats even though they are not large superpowers, they are modernizing their weapons systems and the electronic parts of that, including the radar, including the telemetries. We know they use surface-to air-missile and we see that. We caught a guy trying to sell in the U.S. the other day. And so, there is actually some emphasis to increase—on the government’s part—to increase investments there. We definitely have expertise in those other forms of SIGINT. We just, as a company, have concentrated less on those forms of SIGINT. That would be a natural migration for us that would represent diversification and would represent then an expanded of marketplace.

<Q>: Great. Well, congratulations again on a great quarter.

<A>: Thanks, Bill.

Operator: Our next question comes from Steve Gish with Roth Capital Partners. Please state your question.

<Q>: Hi Jim. Hi Gary.

<A>: Hi, Steve.

<Q>: First of all, for fiscal 2004, would you expect the revenue to follow a similar pattern as you have seen in '02 and '03—that is a gradual ramp-up during the year? And then, Jim, if you could please give me the depreciation and amortization for the quarter, the basic share accounts in cash-flow from operations?

<A>: Sure. Where do we start here?

<A>: The revenue ramp. I think what Steve is asking is would we kind of expect the same thing where we get increase in revenue in third and fourth quarter and that’s a typical pattern for the company. So, I would believe that we would continue to see that type of a revenue ramp.

<A>: I would agree. I agree with that assessment, Steve, that’s what we have seen historically and spending does tend to be somewhat cyclical. We tend to see order activity increase in the third and fourth quarters, and so we tend to see revenue with higher revenue generation in the third and fourth quarter.

<Q>: Okay.

<A>: Let’s see, as far as depreciation and amortization through the first nine months of the fiscal year, let’s see, was $3.5 million.

<Q>: Okay.

<A>: Cash generated from operating activities is approximately $8.6 million.

<Q>: Okay. What was your CapEx?

<A>: I am sorry.

<Q>: CapEx?

<A>: CapEx through the third quarter is, including commitments, is about $2.2 million to $2.3 million through the first nine months of this year.

<Q>: Okay. Do you have the basic share account?

<A>: I don’t think I have that with me to.

<Q>: Okay. I will get that later.

<A>: Okay.

<Q>: All right. Thanks

<A>: Sure, Steve.

Operator: Our next question comes from Tim Hasara with Kennedy Capital. Please state your question.

<Q>: Just a clarification on the write-off of the inventory. Was that in the contract cost line item?

<A>: Yes.

<Q>: Okay. And also, with respect to contract cost, are there, you know, do you have some engineers either on the bench or that you are billing out at sort of, on a cost basis to attract the other contracts down the road in this particular quarter. It just seems like a high number to me, on a percent basis, the 600,000 certainly makes a big difference there.

<A>: You are right, Tim. If you take that 600K out, that’s a 67.5 percent drop, I think around 55 percent or something like that.

<Q>: Okay.

<A>: I did it a while ago. I can’t remember what it is off the top of my head.

<Q>: Did you have anything else in the contract cost, say, you know, looking at a contract, maybe wrote off a contract that you had previously had estimated at a higher profitability?

<A>: No, you know, there weren’t any—there are no significant problem programs.

<Q>: Okay, 600,000 makes a big difference.

<A>: Yeah.

<Q>: You are sort of seem to have more optimism on the military orders, I am just curious if you are seeing a difference working there with respect to working with the military, I know that was a newer area for you to do business with in the past?

<A>: What we are seeing is that there are parts of the government that can even be slower than the parts of the government we sell to, and that might be the military. You know, I continue to be optimistic in the company about this military being the fastest growing in the future and I wouldn’t be saying that in the company more on, if I didn’t believe it of course, it just would be nice that someday the military could start moving and proving me right. I still feel very confident that there is going to be a lot of investment in military programs to get them up to speed where they need to be just in terms of intelligence gathering and what’s—you know, now it’s really been driven home when they have to worry, as I keep emphasizing or keep stating, that the concern is worldwide and really it’s only in the military that we can rely on to give it rapid worldwide coverage. So I am confident that there is going to be a lot of investment from the military and intelligence-gathering solutions and it’s just a bit frustrating to us that all these programs seem to really flip out, you know, I always talk about that ACS program, it’s supposed to be in first quarter of '04. I wouldn’t be surprised to see that it slips as much of the year. I mean it’s a $5 billion program, you know, those things just—they seem to always go to the right as we say and not to the left. So, you know, we are not seeing it yet, but I mean we are definitely, you know, 25 percent roughly of our revenue right now is military, but we are not seeing the increase—that percentage increasing like I am implying that I believe it will in the upcoming years, but I still believe it will.

<Q>: And any funding or contracts from what may be considered to be homeland security whether it be through customs, coast guard or any other groups?

<A>: Not really, Tim, you know, I think I’ve mentioned before we got that one order from the Immigration & Naturalization Service for one of our cellular products and we are trying to track that with that organization to see if that was a—just a one-time whim to buy something or if it’s part of an initiative and we don’t know that yet. But, no we are really not, you know, as we talk to other contractors and notables as we attend some of the government-sponsored seminars that are going on with our industry talking about Homeland Security and all that. You know, that’s quiet obvious, that it’s taking quite a while for that organization, you know, the Office of Homeland Security to shake itself out, to figure out what it’s going to be when it grows up. I think we’ve got some time before we will see increased emphasis, it might be when I say emphasis of course I’m also implying investments on the government’s part. I think there will be some time before we see an increase in investments over what the 22 organizations that have formed that office already were investing.

<Q>: Any new initiatives on the FBI at all, anything they’re doing.

<A>: No they are still buying just products now from the development after they did the wiretap processor that we have developed and we haven’t seen additional initiatives. We are just down at the law-enforcement show and I am trying rapidly to remember what did not appear is the name of the organization and it’s the National Association—whatever the heck it is but it’s all law enforcement individuals and with I was just reading some of the reports from our presentations down at this show in Kansas, quite a large gathering of all levels of law enforcement ATF, FBI, Secret Service right down the local you know, city police, etc. And there was a lot of interest in our wireless capabilities, wireless SIGINT capabilities, but it is kind of fishing, it takes an awful lot of bites to fill the frying pan and so it takes awful lot of interest to make an order.

<Q>: And just on any new customers bidding anything minor at all you know, that you are working on?

<A>: We have two different ones, actually I am at our Virginia office at the moment, you know there is a demonstration being set up right now on a new contract we have with the National Reconnaissance Organization and individuals from that organization will be over here tomorrow to see the first demonstration of engineering development we are doing. Now we haven’t had a contract with that organization almost since the inception of the company, we did have some back in 1985 through '88, but—so that’s essentially a new customer. We have another organization, I can’t really identify it, but it’s an organization within what is a famous three-letter organization that gets talked about a lot these days and that we do a lot of business with, but this is a complete new organization that is interested in what is getting euphemistically referred to as data mining and this is very important, it’s really tough, with what you have been reading about over the past months in the papers about the fact that to be more attractive in intelligence gathering and in particular in support of the counter-terrorism campaign, we need to come up with a more effective way to integrate all forms of intelligence that have come in from all different sources and do that in a meaningful and efficient, and time efficient, as well, way. And you know, we see a lot of the talk that hey, there’s a lot more information around, and had we been able to better analyze and integrate it prior to September 11, that could have maybe given us the tip off. And so there is strong emphasis among many organizations to do a better job of how—you are getting volumes of information, of data, which may not be information. Are there more effective ways to work through all that and put intelligence stories together rapidly. This particular organization has a fair amount of budget to do just that and we are about to be put under—again a small contract, but it is a diverse organization and a bit of diverse area. We're about to be put under contract here in our Virginia office to start supporting that organization. Those are a couple that come right off the top of my mind.

<Q>: Okay. Great, excellent, just one recommendation. It would be nice if everyone in the call had security clearances so we could deal with it and be open about these things.

<A>: Well, it was better shot, and I could hit you all, I could go ahead and open up anyhow.

<Q>: Thanks a lot.

<A>: Thanks Ben.

Operator: Gentlemen, there are no further questions at this time.

<A>: All right. I think I would like to thank every body for being on the call and we will sign off.

Operator: This concludes today’s conference. Thank you for your participation. All parties may disconnect now.